Exhibit 99


Contact:
401-233-0333
Sandra Souto
Investor Relations

FOR IMMEDIATE RELEASE
August 9, 2000


      Bacou USA Completes Acquisition of Platinum Protective Products, Inc.
                         of Wilkesboro, North Carolina

    o Adds capacity to Bacou's existing Wilkesboro manufacturing facility of
                              SCHAS Industries, LLC

     Smithfield, R.I., August 9, 2000 Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protective equipment, today announced that it has completed the acquisition of Platinum Protective Products, Inc. of Wilkesboro, North Carolina in an all cash transaction. The transaction is effective August 8, 2000. Terms were not disclosed. Founded in 1999, Platinum manufactures and sells cut and abrasion resistant knitted gloves.

     "We entered the hand protection business with our acquisition of Perfect Fit Glove Co., Inc. and SCHAS Circular Industries, Inc. in April 1999," said Philip B. Barr, President and CEO of Bacou USA. "We produce most of our Perfect Fit brand seamless knit gloves at our SCHAS manufacturing facility in Wilkesboro, North Carolina, where we have expanded production capacity during 2000 to meet the growing demand for those products. Our purchase of Platinum will allow us to further increase production capacity in that area. As with our prior transactions, we expect the acquisition of Platinum to be accretive to our earnings, although Platinum's operations are still in the start-up phase and will not add materially to the sales or profits of our glove segment."

     Bacou USA reports three business segments in its business, including a glove segment. During the quarter ended June 30, 2000, sales within Bacou's glove segment grew by 24.2% over the second quarter of last year. For its year ended December 31, 1999, Bacou USA reported net sales of $272.8 million and, prior to non-recurring items, net profits of $27.5 million and earnings per share of $1.56 on a weighted average 17.7 million shares. In the latest twelve months, Bacou USA has reported net sales of $300.1 million, net profits of $30.2 million and earnings per share of $1.71 on a weighted average 17.7 million shares.

     Bacou USA, Inc. (NYSE:BAU) designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including vision screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under the Uvex(R), Howard Leight(R), Perfect Fit(TM), Whiting + Davis(TM), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA are available on-line at www.bacouusa.com.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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